UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 2, 2016

Date of report (Date of earliest event reported)

TERRAVIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 780-4777
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 2, 2016, TerraVia Holdings, Inc. (the “Company”) entered into a Contribution Agreement (the “Agreement”) with TCP Algenist LLC, a Delaware limited liability company (“Buyer”) and Algenist Holdings, Inc., a Delaware corporation and subsidiary of Buyer (“Algenist Holdings”). Buyer and Algenist Holdings are affiliates of Tengram Capital Partners, a private equity firm that focuses on consumer and retail companies. Pursuant to, and subject to the terms and conditions of, the Agreement, the Company agreed to sell its Algenist skincare business to Algenist Holdings in exchange for $20.2 million in cash (subject to certain adjustments contemplated by the Agreement), approximately 20% of the fully diluted equity of Algenist Holdings and the assumption of substantially all of the liabilities related to the Algenist skincare business by Algenist Holdings (collectively, the “Transaction”).

The consummation of the Transaction is subject to certain specified closing conditions, including the receipt of certain required consents and other customary closing conditions. The Transaction does not require the approval of the Company’s stockholders.

Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions contained in the Agreement, the transaction is expected to close by the end of the third quarter of 2016, except that the transfer of certain assets may occur at a later date as specified in the Agreement.

The Agreement contains representations, warranties, and indemnification provisions of the parties customary for transactions of this type. Until the consummation of the Transaction, the Company has agreed, subject to certain exceptions, to conduct the Algenist skincare business in the ordinary course. Under the Agreement, the Company has agreed not to compete in the skincare or cosmetics fields for a period of four years from the closing of the Transaction, subject to certain exceptions.

The Agreement contains customary termination rights for Buyer and the Company including the right of either Buyer or the Company to terminate the Agreement if the transaction is not consummated on or before November 30, 2016. Upon the closing of the Transaction, the parties intend to enter into certain ancillary agreements, including a supply agreement and a transition services agreement pursuant to which the Company will sell certain products and provide certain transitional services to Algenist Holdings after the closing.

The foregoing summary of the Agreement and the Transaction contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.

Item 8.01	Other Events.

On August 4, 2016, the Company issued a press release announcing the Transaction described above under Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed consolidated financial statements of the Company giving effect to the transactions described under Item 1.01 are filed as Exhibit 99.2 to this Current Report on Form 8-K and are incorporated herein by reference, including:

•	Unaudited pro forma condensed consolidated balance sheet as of June 30, 2016

•	Unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2016 and the years ended December 31, 2015, 2014 and 2013

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by the Company on August 4, 2016.

99.2	TerraVia Holdings, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TERRAVIA HOLDINGS, INC.
(Registrant)

Date: August 8, 2016	By:	/s/ Tyler W. Painter
Tyler W. Painter
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Company on August 4, 2016.

99.2	TerraVia Holdings, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements.